Exhibit 10.1

PLACER SIERRA BANCSHARES

2007 Executive Annual Incentive Plan Document

Establishment and purpose of the Plan

The 2007 Executive Annual Incentive Plan (Plan) for Placer Sierra Bancshares (PLSB) is established as of January 1, 2007. The Plan is designed to promote exemplary performance and enhance shareholder value by focusing eligible employees on key PLSB and it’s subsidiary Placer Sierra Bank (PSB) metrics and providing rewards for excellent performance as measured by those metrics.

Eligibility

The following positions are eligible for this Plan:

•	CEO

•	President & Chief Operating Officer, PLSB

•	Chief Financial Officer, PLSB

•	General Counsel, PLSB

•	Chief Credit Officer, PSB

•	PSB So. Cal and SWCB Division Presidents

•	Placer Sierra Bank Executive Vice Presidents limited to the following EVP’s; EVP, Director of Human Resources; EVP, Director of Operations; EVP, Chief Financial Officer PSB; EVP, Retail Division Manager; EVP, Chief Information Officer; and EVP, Valley Region

To be eligible for incentive payout, participants must:

a)	be employed on the last day of the fiscal year and on the date of the incentive payout, or

b)	have ceased employment from PLSB or PSB for one of the reasons cited in the section titled “Changes in Employment Status”.

Performance Period

The period of the Plan is PLSB’s fiscal year, January 1 to December 31, 2007

Performance Metric

The performance metric for the fiscal year 2007 is PLSB budgeted GAAP net income.

2007 Executive Annual Incentive Plan Document

Funding Threshold

A minimum level of PLSB performance must be achieved before any incentives will be paid to the PLSB or PSB executives. The Chief Executive Officer of PLSB will recommend, and the Compensation Committee (Committee) will approve, the threshold performance level(s) each year.

Incentive Opportunities

Each position has a Target Incentive established as a percent of base salary:

Position	Target Incentive as a % of Base Salary
CEO	31%
Chief Operating Officer	31%
Chief Financial Officer, PLSB	31%
General Counsel	26%
Chief Credit Officer	24%
PSB & SWCB So. Cal Division President	24%
Other PSB Executives	24%

The incentive amount will be adjusted by a “multiplier”, depending on the level of performance. No incentive will be paid should GAAP net income fall below 85% of Target. Incentives will be “capped” at 110.0% of Target.

2007 Executive Annual Incentive Plan Document

The following is the established schedule for each performance against the GAAP net income goal:

Actual Performance as a % of Target	Incentive Target Multiplied by:
120%	110.0%
115%	107.5%
110%	105.0%
105%	102.5%
100%	100.0%
95%	90.0%
90%	80.0%
85%	70.0%
Less than 85%	0%

If performance on GAAP net incomes falls below 85%, no incentive will be paid.

Note: This schedule represents a step calculation. To determine the correct multiplier, actual performance as a percent of target will be rounded to the nearest whole number. For example, actual performance of 89.5 to 94.49 will respond to a multiplier of 80%.

Incentive Calculation

Incentives are calculated as a percentage of base salary. Base salary for purposes of this Plan excludes other types of pay including commissions, bonuses, incentives, expenses, and any other “extraordinary” pay. For participants who have been employed less than a full year, or have terminated for any reason outlined in the section titled “Change in Employment Status”, incentive will be calculated on base salary actually earned during the year.

Payment of Incentive

Incentives will be paid no later than 75 days following the end of the fiscal year, or in the event of a change in control, the earlier of 90 days after such change in control or 75 days following the end of the fiscal year 2007.

To the extent required by law at the time the incentive is paid, all applicable federal, state and local taxes will be withheld. Any payroll deductions required by benefit plan document(s) will also be withheld.

2007 Executive Annual Incentive Plan Document

Change in Employment Status

If a participant’s employment terminates during the Plan year because of death, disability, retirement, or change in control, the participant will be entitled to a pro-rata portion of the incentive. If termination occurs for any other reason, no incentive will be payable for the Plan year.

For purposes of this Plan, a participant may be eligible for retirement status if he or she has attained age 65 and has worked for PLSB or PSB at least five (5) years.

Plan Administration

The Committee will administer the Annual Incentive Plan, and have the authority to:

•	Interpret Plan provisions.

•	Amend or terminate the Plan.

•	Establish the funding threshold, if any.

•	Ensure performance metric is met before incentives are paid.

Amendment, Modification and Termination of the Plan

The Committee may amend, modify, or terminate the Plan at any time. Any changes will be communicated to the participants as soon as practical.

Plan Does Not Create Employee Rights

Nothing in this Plan shall alter or amend PLSB’s or PSB’s employment at-will policy.